NEWS RELEASE

FOR RELEASE: IMMEDIATELY

WAYNE SAVINGS BANCSHARES, INC. ANNOUNCES CHANGES IN THE BOARD OF DIRECTORS

Wooster, Ohio (February 1, 2011) – Wayne Savings Bancshares, Inc. (NASDAQ:WAYN), the stock holding company parent of Wayne Savings Community Bank, announced the appointment of Debra A. Marthey as a director of both Wayne Savings Bancshares, Inc. and its wholly-owned subsidiary Wayne Savings Community Bank.

Ms. Marthey, a native of Smithville, Ohio, is Treasurer of The J.M. Smucker Company.  She has been employed at The J.M. Smucker Company since 1978 where she started as a Staff Accountant.  Ms. Marthey started her career in the public accounting field working for Price Waterhouse Coopers in Akron, Ohio.  She received her Bachelors degree in Accounting and Finance from Kent State University, and her Masters degree in Business from Baldwin Wallace College.   Ms. Marthey is active in a variety of professional and community organizations, including the Kent State Accounting Advisory Board, the Association of Financial Professionals, the Northeast Ohio Treasury Management Association, The National Association of Corporate Treasurers, the Risk and Insurance Management Society and Financial Executives International.

James C. Morgan, Chairman of the Board of Wayne Savings Bancshares, Inc. commented that “we welcome Debi Marthey to the board and look forward to the contributions that she will make from her significant professional and community perspectives.”

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT PERSON:	H. Stewart Fitz Gibbon III
Executive Vice President
Chief Financial Officer
(330) 264-5767

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